Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD SALES AND EARNINGS;
2016 NET INCOME UP 10 PERCENT ON 2 PERCENT SALES GROWTH;
INITIAL 2017 OUTLOOK ANTICIPATES UP TO 4 PERCENT EARNINGS GROWTH
ON 4 PERCENT SALES GROWTH

4th Quarter 2016 Highlights:

•	Net sales increased 3 percent (2 percent constant-currency) to a fourth-quarter record $717.4 million.

•	Operating income increased 22 percent to a fourth-quarter record $100.4 million, or 14.0 percent of net sales.

•	Net income increased 34 percent to a fourth-quarter record $84.7 million, or $1.20 per diluted share.

•	The board of directors approved a regular quarterly dividend of $0.18 per share, payable March 22, 2017 to shareholders of record on March 9, 2017.

Fiscal Year 2016 Highlights:

•	Record net sales of $2.38 billion, a 2 percent increase (2 percent constant-currency).

•	Record operating income of $256.5 million, or 10.8 percent of net sales, a 3 percent increase.

•	Record operating cash flow of $275.2 million.

•	Record net income of $191.9 million, or $2.72 per diluted share, an increase of 10 percent.

•	Paid $48.1 million in dividends.

Fiscal Year 2017 Outlook Highlights:

•	Net sales growth of approximately 4 percent, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates.

•	Operating income growth of up to 5 percent, to between $260 million and $270 million, representing operating margin of up to 10.9 percent of net sales.

•	An effective tax rate of approximately 24.0 percent.

•	Net income of between $192 million and $200 million, or approximately $2.72 to $2.82 per diluted share.

PORTLAND, Ore. - February 9, 2017 - Columbia Sportswear Company (NASDAQ: COLM) today announced record fourth quarter net sales of $717.4 million for the quarter ended December 31, 2016, a 3 percent increase (2 percent constant-currency) compared with net sales of $699.4 million for the fourth quarter of 2015. Fourth quarter 2016 operating income increased 22 percent to a fourth quarter record $100.4 million. Fourth quarter 2016 net income increased 34 percent to a fourth quarter record $84.7 million, or $1.20 per diluted share, compared with fourth quarter 2015 net income of $63.4 million, or $0.90 per diluted share.

Full year 2016 net sales increased 2 percent (2 percent constant-currency), to a record $2.38 billion. Operating income increased 3 percent to a record $256.5 million, representing operating margin of 10.8 percent compared with operating margin of 10.7 percent in 2015. Full year 2016 net income increased 10 percent to a record $191.9 million, or $2.72 per diluted share, compared with full year 2015 net income of $174.3 million, or $2.45 per diluted share.

Chief Executive Officer Tim Boyle commented, "We are very proud of our fourth quarter and full year 2016 performance against a challenging backdrop in many of our largest markets. Record net sales, record gross margins, record operating income, expanded operating margin, and record net income reflect our powerful brand portfolio, robust operational platforms and disciplined prioritization of investments.

"We are particularly encouraged by the strong results we achieved in our Europe-direct markets, completing a second consecutive year of mid-20 percent constant-currency sales growth and returning that business to profitability after several challenging years. We also grew in the U.S., despite significant headwinds from customer bankruptcies, changing consumer shopping behavior, unseasonably warm weather, and cautious wholesale customers."

Boyle concluded, "Our 2017 outlook anticipates up to 4 percent earnings growth on 4 percent net sales growth, driven by contributions from three of our four brands and all four of our geographic regions. As part of our focus on relentless improvement, the senior management team and I are engaging a leading consulting firm to assist us in performing a thorough assessment of our operating model. Our goal is to ensure that our business is aligned and organized to successfully execute our strategic plan. We remain confident in our ability to continue to drive sustainable profitable growth through our powerful brand portfolio."

Fourth Quarter Results
(All comparisons are between fourth quarter 2016 and fourth quarter 2015, unless otherwise noted.)

Net Sales
Fourth quarter consolidated net sales growth of 3 percent (2 percent constant-currency) was driven by:

•	a 2 percent net sales increase in the U.S. to $455.4 million, primarily reflecting growth from the Columbia brand;

•
a 20 percent net sales increase in the Europe/Middle East/Africa (EMEA) region to $70.1 million, including low-20 percent net sales growth in the company's Europe-direct business and a 17 percent increase in net sales to EMEA distributors;

•
a 1 percent net sales increase (1 percent decline constant-currency) in the Latin America/Asia Pacific (LAAP) region to $151.9 million, including net sales growth in Japan and China, partially offset by declines in Korea and in sales to LAAP distributors;

partially offset by:

•	a 12 percent net sales decline (11 percent constant-currency) in Canada.
(See "Geographical Net Sales" table below.)

Global Columbia brand net sales increased 4 percent to $552.3 million. Global SOREL brand net sales decreased 1 percent (2 percent constant-currency) to $103.8 million. Global prAna brand net sales increased 2 percent to $28.2 million, and global Mountain Hardwear brand net sales decreased 11 percent (12 percent constant-currency) to $31.3 million. (See "Brand Net Sales" table below.)

Global Apparel, Accessories & Equipment net sales increased 4 percent to $535.8 million, and Footwear net sales decreased 1 percent (2 percent constant-currency) to $181.6 million. (See "Categorical Net Sales" table below.)

Profitability
Fourth quarter operating income increased 22 percent to a fourth quarter record $100.4 million, or 14 percent of net sales, compared to $82.3 million, or 11.8 percent of net sales, for the same period in 2015.

Fourth quarter net income increased 33.7 percent to a fourth quarter record $84.7 million, or $1.20 per diluted share, compared to $63.4 million, or $0.90 per diluted share, for the same period in 2015.

Fiscal Year 2016 Results
(All comparisons are between fiscal 2016 and fiscal 2015, unless otherwise noted.)

Net Sales
Consolidated 2016 net sales increased 2 percent to a record $2.38 billion, compared with 2015 net sales of $2.33 billion.

Consolidated 2016 net sales growth of 2 percent included:

•	a 3 percent net sales increase in the U.S. to $1.51 billion;

•
a 9 percent net sales increase in the EMEA region (10 percent constant-currency) to $253.5 million, reflecting a low-20 percent increase (mid-20 percent constant-currency) in the company's Europe-direct markets, partially offset by a low-double-digit decline in net sales to EMEA distributors;

partially offset by:

•
a 3 percent net sales decrease in the LAAP region (4 percent constant-currency) to $453.7 million, reflecting a low-20 percent net sales decline in Korea and a high-teen percentage decline in net sales to LAAP distributors, partially offset by low-double-digit percentage growth in Japan (low-single-digit constant currency) and low-single-digit percentage growth in China (high-single-digit constant currency); and

•	a 2 percent net sales decrease in Canada (1 percent growth constant-currency) to $164.6 million.
(See "Geographical Net Sales" table below.)

Global Columbia brand net sales increased 2 percent (3 percent constant-currency) to $1.91 billion. Global SOREL brand net sales increased 2 percent (1 percent constant-currency) to $213.0 million. Global prAna brand net sales increased 12 percent to $139.9 million. Global Mountain Hardwear brand net sales declined 11 percent (10 percent constant-currency) to $104.0 million. (See "Brand Net Sales" table below.)

Global Apparel, Accessories & Equipment net sales increased 2 percent (3 percent constant-currency) to $1.87 billion. Global Footwear net sales increased 1 percent to $511.6 million. (See "Categorical Net Sales" table below.)

Profitability
Full year 2016 operating income increased 3 percent to a record $256.5 million, or 10.8 percent of net sales, compared with full year 2015 operating income of $249.7 million, or 10.7 percent of net sales.

Full year 2016 net income increased 10 percent to a record $191.9 million, or $2.72 per diluted share, including an unfavorable impact of approximately $(0.24) per diluted share resulting from the strengthening of the U.S. dollar. This currency impact primarily consists of lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars. Full year 2015 net income totaled $174.3 million, or $2.45 per diluted share.

Balance Sheet, Cash Flow and Share Repurchase Activity
During the year ended December 31, 2016, the company generated a record $275.2 million in operating cash flow, invested $50.0 million in capital expenditures and paid dividends of $48.1 million.

At December 31, 2016, cash and short term investments totaled $551.9 million, of which approximately 49 percent was held in foreign jurisdictions from which a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories increased 3 percent to $488.0 million at December 31, 2016 compared to $473.6 million balance at December 31, 2015, consisting primarily of current Fall 2016 styles, partially offset by later receipt of Spring 2017 production.

As of December 31, 2016, approximately $173.5 million remained available under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend
The board of directors authorized a regular quarterly dividend of $0.18 per share, payable on March 22, 2017 to shareholders of record on March 9, 2017.

2017 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2017 outlook assumes that current macro and market conditions in key markets do not worsen and that current U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

The company's annual net sales are weighted more heavily toward the Fall season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company's U.S. direct-to-consumer channel is expected to account for a majority of the projected full year 2017 global net sales increase. In addition, the company's anticipated growth in full year 2017 operating income and net income is expected to occur in the second half.

The company currently expects 2017 net sales growth of approximately 4 percent compared with 2016 net sales of $2.38 billion, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates.

The company expects fiscal year 2017 gross margins to improve by approximately 25 basis points, and for selling, general and administrative ("SG&A") expenses to increase at a rate slightly faster than net sales, resulting in approximately 20 basis points of SG&A expense deleverage, including a planned increase in global demand creation spend from 5.0 percent of sales in 2016.

Based on the above assumptions, the company expects operating income to increase up to 5 percent, to between $260 million and $270 million, resulting in anticipated 2017 operating margin of up to 10.9 percent. Net income after non-controlling interest is expected to be between approximately $192 million and $200 million, or approximately $2.72 to $2.82 per diluted share.

A more detailed version of the company’s fourth quarter and full year 2016 financial results and 2017 outlook can be found in the "CFO Commentary on Fourth Quarter and Full Year 2016 Financial Results and 2017 Financial Outlook", available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

CFO’s Commentary on Fourth Quarter/FY2016 Results and 2017 Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, executive vice president of finance and chief financial officer, reviewing the company's fourth quarter and fiscal year 2016 financial results and 2017 outlook will be furnished to the SEC on Form 8-K and published on the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, February 9, 2017 at 5:00 p.m. ET to review its fourth quarter and fiscal year 2016 financial results and 2017 outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company's website at http://investor.columbia.com where it will remain available until approximately February 8, 2018.

First Quarter 2017 Reporting Schedule
Columbia Sportswear plans to report financial results for first quarter 2017 and its updated fiscal year 2017 financial outlook on Thursday, April 27, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s first quarter financial results and updated fiscal year 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http:// investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Constant-currency Basis" tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.SOREL.com, www.prana.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, net income, selling, general and administrative expenses, income tax rates, earnings per share, the effects of changes in foreign currency exchange rates, growth in certain brands and geographic regions, and the performance of our U.S. direct-to-consumer channel. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2016	2015
Current Assets:
Cash and cash equivalents	$551,389	$369,770
Short-term investments	472	629
Accounts receivable, net	333,678	371,953
Inventories	487,997	473,637
Prepaid expenses and other current assets	38,487	33,400
Total current assets	1,412,023	1,249,389

Property, plant, and equipment, net	279,650	291,687
Intangible assets, net	202,032	207,178
Deferred income taxes	92,494	76,181
Oher non-current assets	27,695	21,718
Total assets	$2,013,894	$1,846,153

Current Liabilities:
Short-term borrowings	$—	$1,940
Accounts payable	215,048	217,230
Accrued liabilities	142,158	141,862
Income taxes payable	5,645	5,038
Total current liabilities	362,851	366,070

Note payable to related party	14,053	15,030
Other long-term liabilities	42,622	40,172
Income taxes payable	12,710	8,839
Deferred income taxes	147	229
Total liabilities	432,383	430,340

Equity:
Columbia Sportswear Company shareholders' equity	1,560,820	1,399,800
Non-controlling interest	20,691	16,013
Total equity	1,581,511	1,415,813

Total liabilities and equity	$2,013,894	$1,846,153

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$717,450	$699,414	$2,377,045	$2,326,180
Cost of sales	379,775	382,466	1,266,697	1,252,680
Gross profit	337,675	316,948	1,110,348	1,073,500
	47.1%	45.3%	46.7%	46.1%

Selling, general and administrative expenses	241,241	237,188	864,084	831,971
Net licensing income	3,965	2,533	10,244	8,192
Income from operations	100,399	82,293	256,508	249,721

Interest income, net	427	272	2,003	1,531
Interest expense on note payable to related party	(262)	(273)	(1,041)	(1,099)
Other non-operating income (expense)	164	453	(572)	(2,834)
Income before income tax	100,728	82,745	256,898	247,319

Income tax expense	(15,162)	(17,949)	(58,459)	(67,468)
Net income	85,566	64,796	198,439	179,851
Net income attributable to non-controlling interest	851	1,446	6,541	5,514
Net income attributable to Columbia Sportswear Company	$84,715	$63,350	$191,898	$174,337

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.21	$0.91	$2.75	$2.48
Diluted	1.20	0.90	2.72	2.45
Weighted average shares outstanding:
Basic	69,835	69,884	69,683	70,162
Diluted	70,725	70,616	70,632	71,064

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$198,439	$179,851
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,016	56,521
Loss on disposal or impairment of property, plant, and equipment	4,805	5,098
Deferred income taxes	(19,178)	(11,709)
Stock-based compensation	10,986	11,672
Excess tax benefit from employee stock plans	—	(7,873)
Changes in operating assets and liabilities:
Accounts receivable	36,710	(40,419)
Inventories	(18,777)	(103,296)
Prepaid expenses and other current assets	(5,452)	4,411
Other assets	(5,948)	(2,524)
Accounts payable	1,483	11,418
Accrued liabilities	4,847	(2,017)
Income taxes payable	4,768	(10,994)
Other liabilities	2,468	4,966
Net cash provided by operating activities	275,167	95,105

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(21,263)	(38,208)
Sales of short-term investments	21,263	64,980
Capital expenditures	(49,987)	(69,917)
Proceeds from sale of property, plant, and equipment	97	144
Net cash used in investing activities	(49,890)	(43,001)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	62,885	53,429
Repayments on credit facilities	(64,825)	(51,479)
Proceeds from issuance of common stock under employee stock plans	13,167	17,442
Tax payments related to restricted stock unit issuances	(5,117)	(4,895)
Excess tax benefit from employee stock plans	—	7,873
Repurchase of common stock	(11)	(70,068)
Cash dividends paid	(48,122)	(43,547)
Net cash used in financing activities	(42,023)	(91,245)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,635)	(4,647)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	181,619	(43,788)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	369,770	413,558
CASH AND CASH EQUIVALENTS, END OF YEAR	$551,389	$369,770

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$2,710	$4,698

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$455.4	$—	$455.4	$446.2	2%	2%
LAAP	151.9	(3.9)	148.0	149.7	1%	(1)%
EMEA	70.1	—	70.1	58.2	20%	20%
Canada	40.0	0.1	40.1	45.3	(12)%	(11)%
Total	$717.4	$(3.8)	$713.6	$699.4	3%	2%

Brand Net Sales:
Columbia	$552.3	$(2.4)	$549.9	$528.9	4%	4%
SOREL	103.8	(1.0)	102.8	105.3	(1)%	(2)%
prAna	28.2	—	28.2	27.7	2%	2%
Mountain Hardwear	31.3	(0.4)	30.9	35.2	(11)%	(12)%
Other	1.8	—	1.8	2.3	(22)%	(22)%
Total	$717.4	$(3.8)	$713.6	$699.4	3%	2%

Categorical Net Sales:
Apparel, Accessories and Equipment	$535.8	$(2.1)	$533.7	$515.6	4%	4%
Footwear	181.6	(1.7)	179.9	183.8	(1)%	(2)%
Total	$717.4	$(3.8)	$713.6	$699.4	3%	2%

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Twelve Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$1,505.2	$—	$1,505.2	$1,455.2	3%	3%
LAAP	453.7	(3.6)	450.1	469.2	(3)%	(4)%
EMEA	253.5	2.4	255.9	233.2	9%	10%
Canada	164.6	5.7	170.3	168.6	(2)%	1%
Total	$2,377.0	$4.5	$2,381.5	$2,326.2	2%	2%

Brand Net Sales:
Columbia	$1,910.1	$5.3	$1,915.4	$1,864.7	2%	3%
SOREL	213.0	(0.8)	212.2	209.2	2%	1%
prAna	139.9	—	139.9	125.3	12%	12%
Mountain Hardwear	104.0	0.1	104.1	116.3	(11)%	(10)%
Other	10.0	(0.1)	9.9	10.7	(7)%	(7)%
Total	$2,377.0	$4.5	$2,381.5	$2,326.2	2%	2%

Categorical Net Sales:
Apparel, Accessories and Equipment	$1,865.4	$4.1	$1,869.5	$1,821.2	2%	3%
Footwear	511.6	0.4	512.0	505.0	1%	1%
Total	$2,377.0	$4.5	$2,381.5	$2,326.2	2%	2%
(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. We calculate constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year.